Exhibit 3.8

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EDGAR® ONLINE®, INC.

EDGAR Online, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), for the purpose of amending its Amended and Restated Certificate of Incorporation pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”) does hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article IV thereof in its present form and substituting therefor in the following form:

“The total number of shares of all classes of stock which the corporation has authority to issue is Seventy-Six Million (76,000,000) shares, consisting of two classes: Seventy-Five Million (75,000,000) shares of Common Stock, $0.01 par value per share, and One Million (1,000,000) shares of Preferred Stock, $0.01 par value per share.”

SECOND: The amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL, has been approved by the stockholders of the Corporation at a meeting of the stockholders, and in accordance with the Amended and Restated Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of the Corporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of this 3rd day of February, 2011.

EDGAR ONLINE, INC.

By:	/s/ David Price
David Price
Chief Financial Officer